Exhibit 16.1

April 26, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Artisoft, Inc. and, under the date of October 13, 2004, we reported on the consolidated financial statements of Artisoft, Inc. as of June 30, 2004 and 2003 and for each year in the three year period ended June 30, 2004. On April 21, 2005, our appointment as principal accountants was terminated. We have read Artisoft Inc.’s statements included under Item 4.01 of its Form 8-K dated April 21, 2005, and we agree with such statements, except we are not in a position to agree or disagree with the statements of the Company on the following matters:

1.	The audit committee recommended the dismissal of KPMG LLP, and that such action was approved by the board of directors.

2.	The audit committee recommended the engagement of Vitale Caturano & Company as the new independent auditors and that the board of directors approved Vitale on April 22, 2005.

3.	During the years ended June 30, 2004 and 2003 and the interim period through April 2, 2005, the Company did not consult with Vitale Caturano & Company with regard to the matters discussed in second to last paragraph under item 4.01;

Very truly yours,

KPMG LLP